Exhibit 99.1

Contact:

ACADIA Pharmaceuticals Inc.

Thomas H. Aasen, Executive Vice President,

Chief Financial Officer and Chief Business Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

SAN DIEGO, CA March 10, 2011 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today announced its financial results for the fourth quarter and year ended December 31, 2010.

ACADIA reported net income of $29.1 million, or $0.74 per common share, for the fourth quarter of 2010 compared to a net loss of $(8.7) million, or $(0.23) per common share, for the fourth quarter of 2009. The results for the fourth quarter of 2010 were primarily attributable to $34.7 million in revenues recorded in connection with ACADIA’s October 2010 agreement to regain worldwide rights to pimavanserin and conclude its collaboration with Biovail. For the year ended December 31, 2010, ACADIA reported net income of $15.1 million, or $0.39 per common share, compared to a net loss of $(45.1) million, or $(1.20) per common share, for 2009.

At December 31, 2010, ACADIA’s cash, cash equivalents and investment securities totaled $37.1 million compared to $47.1 million at December 31, 2009. Following the end of the year, ACADIA raised net proceeds of approximately $13.8 million from a private equity financing in January 2011. ACADIA currently anticipates that its cash, cash equivalents, and investment securities and anticipated payments from its ongoing collaborations will be sufficient to fund its operations at least into the first half of 2013.

“The fourth quarter of 2010 was highlighted by continued progress in our Phase III program with pimavanserin for Parkinson’s disease psychosis and our agreement with Biovail, which bolstered our cash position and will provide ACADIA the opportunity to realize all potential upside from this late-stage product candidate,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. “Together with our recent successful financing, we believe ACADIA is well positioned with a solid cash runway and significant growth potential as we focus on advancing our portfolio of product candidates, most notably our Phase III program with pimavanserin.”

Revenues increased to $35.4 million for the fourth quarter of 2010 from $1.8 million in the fourth quarter of 2009. This increase was primarily due to $34.7 million in revenues recognized in connection with concluding the Biovail collaboration in the fourth quarter of 2010, consisting of an $8.75 million cash payment received from Biovail and $25.9 million of deferred revenue remaining from this collaboration. ACADIA will no longer recognize revenue from this collaboration. Revenues from ACADIA’s agreements with other parties, including its collaborations with Allergan, Inc. and Meiji Seika Kaisha, Ltd., totaled $749,000 for the fourth quarter of 2010 compared to $430,000 for the fourth quarter of 2009.

Research and development expenses decreased to $4.8 million for the fourth quarter of 2010 from $7.8 million in the fourth quarter of 2009. This decrease was primarily due to cost savings from a restructuring implemented in October 2009 as well as decreased external clinical costs associated with ACADIA’s Phase III program with pimavanserin for Parkinson’s disease psychosis.

General and administrative expenses decreased to $1.5 million for the fourth quarter of 2010 from $2.6 million in the fourth quarter of 2009. This decrease was primarily due to cost savings from the restructuring in October 2009 as well as reduced external service costs.

Conference Call and Webcast Information

ACADIA management will review its fourth quarter financial results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-362-4829 for participants in the U.S. or Canada and 617-597-5346 for international callers (reference passcode 20611821). A telephone replay of the conference call may be accessed through March 24, 2011 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 49867763). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 24, 2011.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA has a portfolio of four product candidates including pimavanserin, which is in Phase III development as a treatment for Parkinson’s disease psychosis. ACADIA also has a product candidate in Phase II for chronic pain and a product candidate in Phase I for glaucoma, both in collaboration with Allergan, as well as a product candidate in IND-track development for schizophrenia in collaboration with Meiji Seika Kaisha. All of the product candidates in ACADIA’s pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, the potential of and the benefits to be derived from product candidates, in each case including pimavanserin, and the period during which ACADIA’s cash resources will be sufficient to fund its operations. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization and collaborations with others, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2010 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010 (1)	2009	2010 (1)(2)	2009 (2)
Collaborative revenues	$35,404	$1,769	$42,135	$6,399

Operating expenses
Research and development (includes stock-based compensation of $87, $90, $599, and $874, respectively)	4,757	7,836	20,579	41,585
General and administrative (includes stock-based compensation of $249, $242, $984, and $1,260, respectively)	1,518	2,638	6,462	10,282

Total operating expenses	6,275	10,474	27,041	51,867

Income (loss) from operations	29,129	(8,705)	15,094	(45,468)
Interest income, net	12	17	45	323

Net income (loss)	$29,141	$(8,688)	$15,139	$(45,145)

Net income (loss) per common share, basic:	$0.74	$(0.23)	$0.39	$(1.20)

Net income (loss) per common share, diluted:	$0.74	$(0.23)	$0.39	$(1.20)

Weighted average common shares outstanding, basic	39,294	38,110	38,593	37,476

Weighted average common shares outstanding, diluted	39,318	38,110	38,720	37,476

(1)	During the fourth quarter of 2010, ACADIA ended its collaboration agreement with Biovail. In connection with concluding this collaboration, the Company recognized $34.7 million in revenues during the fourth quarter of 2010, which resulted in the Company reporting net income for the fourth quarter and year ended December 31, 2010.
(2)	The condensed consolidated statements of operations for the years ended December 31, 2010 and 2009 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2010(1)	December 31, 2009(1)
Assets
Cash, cash equivalents, and investment securities	$37,087	$47,060
Prepaid expenses, receivables and other current assets	762	1,413

Total current assets	37,849	48,473
Property and equipment, net	426	1,062
Other assets	119	145

Total assets	$38,394	$49,680

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$5,269	$8,670
Current portion of deferred revenue	690	6,037

Total current liabilities	5,959	14,707
Long-term portion of deferred revenue	2,623	22,579
Other long-term liabilities	124	280

Total liabilities	8,706	37,566
Stockholders’ equity	29,688	12,114

Total liabilities and stockholders’ equity	$38,394	$49,680

(1)	The condensed consolidated balance sheets at December 31, 2010 and December 31, 2009 have been derived from the audited financial statements at such date but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.